As filed with the Securities and Exchange Commission on April 10, 2006.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ACURA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	11-0853640
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

616 N. North Court, Suite 120, Palatine, Illinois 60067
(Address of Principal Executive Offices)

Acura Pharmaceuticals, Inc. 2005 Restricted Stock Unit Award Plan
(Full Title of the Plan)

Peter A. Clemens
Senior Vice President and Chief Financial Officer
Acura Pharmaceuticals, Inc.
616 N. North Court, Suite 120, Palatine, Illinois 60067
(Name and Address Of Agent For Service of Process)
________________________________

With a Copy to:

John P. Reilly, Esq.
St. John & Wayne, L.L.C.
Two Penn Plaza East, Newark, New Jersey 07105
(973) 491-3600

________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock $.01 par value per share, issuable for Restricted Stock Units	30,000,000	$0.58	$17,400,000	$1,862(2)

(1) The aggregate amount of securities registered hereunder is 30,000,000 shares of Common Stock underlying Restricted Stock Units granted or to be granted under the 2005 Restricted Stock Units Award Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

(2) The fee with respect to these shares has been calculated pursuant to paragraphs (h) and (c) of Rule 457 upon the basis of $0.58, the average of the bid and asked price per share of the Registrant's Common Stock on April 6,, 2006, a date within five (5) business days prior to the date of filing of this Registration Statement, as reported by the National Association of Securities Dealers' Over-the-Counter Bulletin Board, and is based on the rate of $107 per million set forth in Release Nos. 33-8572/34-51631 (April, 2005)

EXPLANATORY STATEMENT

We are filing this Registration Statement to register 30,000,000 shares of our Common Stock for issuance pursuant to the Acura Pharmaceuticals, Inc. 2005 Restricted Stock Unit Award Plan, as amended (the "Plan").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1.	PLAN INFORMATION

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not required to be filed with this Registration Statement.

ITEM 3.	DOCUMENTS INCORPORATED BY REFERENCE

We hereby incorporate by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission"):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on February 21, 2006;

2.	Our Current Reports on Form 8-K filed with the Commission on January 4, 2006, January 31, 2006, February 21, 2006 and March 28, 2006.

3.	The description of our common stock contained in Form 8-A filed with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes that statement. Any such statement so modified or superceded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the Common Stock to be offered hereby has been passed upon for the company by St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey 07105. St. John & Wayne, L.L.C. owns 34, 913 shares of the Registrant’s Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, referred to as a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorney's fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation or by-laws. Article Ninth of the Registrant's Restated Certificate of Incorporation and Article IV, Section 6 of the Registrant's Restated By-Laws require the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL.

Set forth below is Article Ninth of the Registrant's Restated Certificate of Incorporation:

NINTH: The Corporation shall, to the fullest extent possible permitted by Sections 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have the power to indemnify under said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such sections of the Business Corporation Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the person so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Set forth below is Article IV, Section 6 of the Registrant's Restated By-Laws:

SECTION 6. Indemnification. It is expressly provided that any and every person made a party to any action, suit, or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of this corporation or of any corporation which be served as such at the request of this corporation, may be indemnified by the corporation to the full extent permitted by law, against any and all reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer or director has breached his duty to the corporation.

It is further expressly provided that any and every person made a party to any action, suit, or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or interstate, was a director or officer of the corporation, or served such other corporation in any capacity, may be indemnified by the corporation, to the full extent permitted by law, against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein, if such person acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

The Registrant maintains a director and officer liability insurance policy that, subject to the terms and conditions of the policy, provides coverage up to $10,000,000 in the aggregate (subject to a $200,000 retention for securities claims and $100,000 for other claims) arising from any wrongful act (as defined by the policy) committed by a director or officer in his or her capacity as a director or officer of the Registrant. The policy reimburses the Registrant for amounts spent in lawful indemnification of a director or officer or amounts provided by the Registrant to indemnify its directors and officers as required or permitted by law.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

See Index of Exhibits on Page 8.

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palatine, State of Illinois, on April 7, 2006.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Andrew D. Reddick
Andrew D. Reddick
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew D. Reddick and Immanuel Thangaraj, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and deed requisite and necessary to be done in connection with the above premises, and fully for all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Andrew D. Reddick	President, Chief Executive Officer	April 7, 2006
Andrew D. Reddick	and Director
	Director	April 7, 2006

Jerry Karabelas

/s/ William G. Skelly	Director	April 7, 2006
William G. Skelly

/s/ Bruce F. Wesson	Director	April 7, 2006
Bruce F. Wesson
	Director	April 7, 2006

William Sumner

/s/ Immanuel Thangaraj	Director	April 7, 2006
Immanuel Thangaraj

/s/ Peter A. Clemens	Senior Vice President and	April 7, 2006
Peter A. Clemens	Chief Financial Officer (Principal Financial and Accounting Officer)

INDEX OF EXHIBITS

Number	Description

5.1	Opinion of St. John & Wayne , L.L.C. as to the legality of the Common Stock of the Registrant covered by this Registration Statement

10.1	Acura Pharmaceuticals, Inc. 2005 Restricted Stock Unit Award Plan

23.1	Consent of Grant Thornton LLP

23.2	Consent of BDO Seidman, LLP

23.3	Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)